Exhibit 99.2

SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire offering circular, as well as the information incorporated by reference in this offering circular, before making an investment decision. When used in this offering circular, the terms “PDL”, “we”, “our” and “us” refer to Protein Design Labs, Inc. and its consolidated subsidiaries, unless otherwise specified.

Our Company

We are a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease. Our patented antibody humanization technology is applied to promising mouse antibodies. By making certain modifications to the mouse antibody that make it more like a human antibody, our technology enhances the utility of such antibodies, while retaining their biological activity, for human therapeutic use. We believe our technology for the creation of humanized therapeutic monoclonal antibodies is the most widely validated in our industry. As of December 31, 2004, a total of eight marketed products were licensed under our humanization patents and we are aware of more than 40 humanized antibodies in clinical stage development worldwide by various pharmaceutical and biotechnology companies, of which a large number may be covered under our patent agreements. Based on the strength of our proprietary platform, the number of antibody programs we have in development and the flexibility provided by our current financial position, our goal for our existing pipeline is to launch our first PDL-developed proprietary antibody product into the North American market by the end of 2007.

We license our patents covering numerous humanized antibodies in return for license fees, annual maintenance payments and royalties on product sales. Eight of the nine humanized antibodies currently approved by the U.S. Food and Drug Administration (FDA) are licensed under our patents and seven of these licensed products generated royalties to PDL that were recognized in 2004: Genentech, Inc.’s Herceptin®, Xolair®, Raptiva™ and Avastin™; MedImmune, Inc.’s Synagis®; Wyeth Pharmaceuticals’ Mylotarg®; and Hoffmann-La Roche’s Zenapax®. Combined annual worldwide sales of these products exceeded $2.9 billion in 2004. In 2003, we received $52.7 million in product royalties, and for the nine month period ended September 30, 2004, we received $63.9 million in product royalties. Additionally, Elan Corporation, plc entered into a license under our patents for the Tysabri® antibody product, which was approved by the FDA in November 2004. Tysabri is licensed under PDL’s humanization patents and we expect to begin to receive royalties on sales of that humanized antibody product in the first quarter of 2005.

In January 2005, we entered into a definitive agreement with ESP Pharma Holding Company, Inc. (ESP Pharma), a privately held, hospital-focused pharmaceutical company, under which PDL will acquire ESP Pharma for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million. In February 2005, this agreement was amended to reflect ESP Pharma’s agreement to acquire from Centocor, Inc. (Centocor), a biopharmaceutical operating company of Johnson & Johnson, rights to manufacture, develop, market and distribute Retavase® (reteplase) in the United States and Canada, including an increase in the purchase price by $25 million in cash payable to the ESP Pharma stockholders at the closing of the ESP Pharma acquisition. The acquisition price to be paid to Centocor for the rights to Retavase is $110 million, representing approximately two times net 2004 product sales. Milestone payments of up to $45 million will be made if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied.

By adding marketed products and sales and distribution capabilities to our antibody development and humanization technology platform, the ESP Pharma acquisition is intended to establish PDL as a fully integrated, commercial biopharmaceutical company with best-in-class marketed products, a growing and diverse revenue base and a broad, proprietary pipeline. The transaction is expected to close late in the first or early in the second quarter of 2005. Assuming the closing of the acquisition by this anticipated date, we believe that we will achieve positive cash flow from operations on a quarterly basis beginning in the second half of 2006 based upon revenues consisting of royalties, license and other income and product sales.

Our Products

We currently have four antibodies in clinical development for various disease indications, with a near-term emphasis on autoimmune and inflammatory diseases and cancer, specifically inflammatory bowel disease, asthma and solid tumors. Our three lead programs are as follows:

Nuvion (visilizumab, anti-CD3).  Nuvion is in a Phase I/II clinical study in patients with intravenous steroid-refractory ulcerative colitis. We plan to conduct a Nuvion end-of-Phase I meeting with the FDA late in the first quarter of 2005. We anticipate that the future registration pathway will be based on the Special Protocol Assessment process. If our discussions with the FDA are successful, we expect to seek approval to initiate Phase III studies by the fourth quarter of 2005 in the intravenous steroid-refractory ulcerative colitis setting. We have received Fast Track status from the FDA for the investigation of Nuvion in patients with intravenous steroid-refractory ulcerative colitis, which is the first PDL program to receive such designation.

Daclizumab (Zenapax, anti-IL-2 receptor).  The FDA approved daclizumab in December 1997 for the prevention of acute kidney transplant rejection, making it the first humanized antibody to be approved anywhere in the world. It has since been approved in Europe and a number of other countries. Our licensee, Hoffmann-La Roche (Roche), sells daclizumab under the brand name Zenapax in the United States, Europe and other territories for the kidney transplant indication and we receive royalties on Zenapax sales.

Effective October 2003, we paid Roche $80 million in cash for return of exclusive rights to daclizumab in indications other than transplantation. Under the terms of this arrangement, Roche has the right to put these transplant indications as early as 2005 upon six months’ prior written notice to us. If Roche does not exercise its put right, we have the right to acquire these transplant indications, which right is exercisable beginning in the second quarter of 2006 and effective no earlier than six months following the date of notice of the exercise but no later than July 1, 2007. To effectuate the transfer of Zenapax in the transplantation indications, we will pay an additional exercise fee to Roche based on the average annual gross sales of Zenapax during the period from January 1, 2004, through either the calendar quarter prior to the date we exercise our option, or Roche’s notice of its decision to transfer the rights to us prior to our exercise date. If we do not receive transplantation rights, we would pay royalties to Roche on any sales in all diseases other than transplantation, and we would continue to receive royalties on sales of Zenapax in transplantation.

In September 2004, we entered into an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases. Under the terms of this agreement, we received a $17.5 million upfront payment and may receive up to $187.5 million in milestone payments for successful further development and commercialization of daclizumab. This agreement provides that Roche and PDL will globally co-develop daclizumab in asthma, equally share development expenses and co-promote the product in the United States. Outside the United States, PDL will receive royalties on net sales of the product in asthma and related respiratory diseases.

M200 (volociximab, anti-α5β1 integrin antibody).  Our anti-α5β1 integrin chimeric antibody program, M200, is in Phase II clinical studies for advanced solid tumors. We have initiated a series of open-label, Phase II clinical trials which are planned to study M200 in the treatment of renal, melanoma, pancreatic, and non-small cell lung cancers. The renal cell carcinoma study initiated in January 2005 is a single agent trial, while the studies in the other three malignancies will be combination studies with standard therapy.

Business and Commercialization Strategy

Our current business and commercialization strategy is to transition from a company dependent on licensing activities, development arrangements, humanization services and royalties as the primary source of revenues to a commercial enterprise that derives the majority of its revenues from sales of its proprietary products. Key elements of our strategy include the following:

•                  Fully-integrated commercial organization.  We believe that our current clinical development programs address areas of significant unmet medical need that could, at least in North America, effectively be serviced with a modest-sized sales force of between 80 to 125 representatives. If our programs are successful in later stage trials, and subsequently gain regulatory approval for therapeutic use in the United States and Canada, our goal is to create a North American hospital-focused sales and marketing operation related to our core therapeutic focus in inflammatory bowel disease by 2007. Prior to that time, we expect to develop a small PDL sales and marketing capability in transplantation in connection with the anticipated reversion of rights to manufacture and market Zenapax, and we believe such infrastructure would be complementary to our potential marketing needs as they relate to Nuvion for ulcerative colitis. In the event the ESP Pharma transaction is completed, we believe the integration of this sales and marketing capability with ESP Pharma’s in-line marketing and sales team will help to enable successful commercialization following the reversion of Zenapax transplant rights to PDL.

•                  Development of proprietary drugs.  Our most advanced clinical-stage programs are Nuvion antibody product for potential treatment of intravenous steroid-refractory ulcerative colitis (IVSR-UC), and daclizumab for the potential treatment of moderate-to-severe asthma. Additionally, in 2003, we repurchased rights from Roche to market and manufacture daclizumab in indications other than transplantation, and we obtained an option to acquire rights to daclizumab in transplant indications, marketed as Zenapax, by no later than 2007. We believe that the market potential for daclizumab could be expanded beyond the current approved indication in renal transplantation through potential development of this already-marketed antibody in other autoimmune or inflammatory disease indications, such as asthma and multiple sclerosis (MS). In September 2004, we completed an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases.

•                  Licensing arrangements.  While our goal is to market our products in North America, for all our products in development, we may out-license rights, even within the United States, to other biotechnology or pharmaceutical companies with respect to certain indications requiring specific expertise or large development and marketing efforts, such as MS or some oncology indications. For example, we have partnered with Roche for the joint development and commercialization of daclizumab in asthma. We retain worldwide rights to each of the other products we are currently developing. We may receive upfront fees, milestone payments or other types of funding under these arrangements, in addition to possible royalties or other profit-sharing rights on any product sales by such marketing partners.

Recent Developments

Agreement to Acquire ESP Pharma.  In January 2005, we entered into a definitive agreement with ESP Pharma, a privately held, hospital-focused pharmaceutical company, under which PDL will acquire ESP Pharma for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million. On February 1, 2005, PDL and ESP Pharma agreed to increase the purchase price by $25 million in cash in connection with ESP Pharma’s agreement to acquire Retavase from Centocor.

ESP Pharma has a hospital-focused sales force committed to the acute-care setting. ESP Pharma has grown its sales force from 22 as of September 2002 to 66 field representatives as of January 2005 and intends to employ approximately 85 representatives by the end of 2005. If the Retavase acquisition is completed, ESP Pharma intends to further expand its sales force to approximately 120 representatives. The current sales team allows ESP Pharma to market to approximately 800 hospitals in the U.S. Once inside the hospitals, the ESP Pharma sales force focuses on the Cardiac, Neurological and Intensive Care Unit, or ICU, sections. For the nine months ended September 30, 2004, unaudited net sales and EBITDA (before nonrecurring expenses) for ESP Pharma were approximately $68 million and $19.5 million, respectively.

ESP Pharma has actively pursued a strategy for identifying, acquiring and maximizing the revenue potential of approved and late-stage development specialty therapeutics. ESP Pharma began operations in May 2002 when it acquired the U.S. rights to four cardiovascular products from Wyeth Pharmaceuticals (Wyeth): Cardene IV®, Sectral®, Tenex® and Ismo®. ESP Pharma’s sales force focuses its efforts on the following two products:

•                  Cardene IV is the only branded, U.S.-approved dihydropyridine class calcium channel blocker delivered intravenously that is indicated for treating short-term treatment of hypertension when oral therapy is not feasible or desirable. The product is patent protected in the United States through November 2009.

•                  IV Busulfex®, an IV formulation of Busulfan, is a chemotherapeutic agent used as part of a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation for chronic myelomgenous leukemia.  IV Busulfex provides antitumor effect to eradicate residual malignancy, ablation of the bone marrow to make space for the new source of stem cells and to provide immunosuppression to prevent graft rejection.

Retavase.  ESP Pharma and PDL have amended the definitive merger agreement to increase the purchase price by $25 million in connection with ESP Pharma’s agreement to acquire from Centocor certain rights to Retavase. Retavase is indicated for use in the management of heart attacks (acute myocardial infarction or AMI) in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure, and the reduction of mortality associated with AMI. The acquisition price for the product is $110 million, representing approximately two times 2004 net product sales. Milestone payments of up to $45 million will be made if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied. ESP Pharma’s agreement to acquire Retavase includes U.S. and Canadian distribution, manufacturing and marketing rights, all relevant intellectual property and an estimated two years supply of inventory plus certain manufacturing equipment.

Financial Update.  With respect to the financial performance of PDL, we are confirming our January 12, 2005 financial guidance for 2004 as follows:

We expect our GAAP results for 2004 to include: (a) total revenues in the range of approximately $93 to $95 million; (b) interest income for the year of approximately $10 million and interest expense of approximately $5 million; (c) total costs and expenses of approximately $153 to $158 million; and (d) capital expenditures in the range of approximately $88 million to $93 million. As a result, on a GAAP basis, we expect a net loss in 2004 in the range of approximately $52 million to $56 million, or approximately $0.55 to $0.60 per basic and diluted share.

On a non-GAAP basis, we expect: (a) total revenues in the range of approximately $93 to $95 million; (b) interest income for the year of approximately $10 million and interest expense of approximately $5 million; (c) total costs and expenses of approximately $149 to $154 million (excluding approximately $2.5 million for amortization of intangible assets, $1.3 million for stock-based compensation expense and $0.3 million for restructuring charges); and (d) capital expenditures in the range of approximately $88 million to $93 million. As a result, on a non-GAAP basis, we expect a net loss in 2004 in the range of approximately $48 million to $52 million, or approximately $0.50 to $0.55 per basic and diluted share.

As announced on January 25, 2005, we have entered into a definitive agreement to acquire ESP Pharma, which generated total net product sales in excess of approximately $90 million in 2004. The earnings contribution of ESP Pharma to the performance of the combined enterprise on a pro forma basis for 2004 is not expected to be significant. As further announced on February 1, 2005, ESP Pharma entered into an agreement to acquire certain product rights and assets relating to a biologics product known as Retavase® from Centocor. Retavase generated net product sales of approximately $50 million in 2004.

We expect to provide a review of 2004 as part of our year-end conference call now scheduled for March 14, 2005. In that call we also plan to provide an update on the timing of the closing of the ESP and Retavase transactions as well as 2005 financial guidance for the combined enterprise. In addition to providing more detailed financial information, we anticipate royalty revenue for 2005 will exceed approximately $100 million, and assuming the closing of the ESP Pharma acquisition and the related Retavase purchase occur on or before March 31, 2005, we expect to have product revenues in excess of $110 million for 2005.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks, and HuZAF and Zamyl are trademarks of Protein Design Labs, Inc. Zenapax is a registered trademark of Roche. Cardene IV, IV Busulfex, Tenex, Sectral, and Ismo are registered trademarks of ESP Pharma. Retavase is a registered U.S. trademark of Centocor. All other company names and trademarks included in this offering circular are trademarks, registered trademarks or trade names of their respective owners.